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                                                                     Exhibit 5.1


                        [Letterhead of Hunton & Williams]


                                October 9, 2001


The Board of Directors
Philip Morris Companies Inc.
120 Park Avenue
New York, New York  10017-5592

                          Philip Morris Companies Inc.
    Registration of Shares for the Nabisco, Inc. Capital Investment Plan and
                     the Nabisco, Inc. Employee Savings Plan

Ladies and Gentlemen:

      We have acted as counsel to Philip Morris Companies Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 11,000,000 shares of the Company's common stock, $0.33 1/3 par value (the "Shares"), together with an indeterminate amount of interests (the "Interests"), to be offered pursuant to the Nabisco, Inc. Capital Investment Plan (the "CIP Plan") and the Nabisco, Inc. Employee Savings Plan (the "ESP Plan" and together with the CIP Plan, the "Nabisco Plans").

      In rendering this opinion, we have relied upon, among other things, our examination of the Nabisco Plans and such records of the Company and its subsidiaries and certificates of its officers and of public officials as we have deemed necessary.

      Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

      1. the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

      2. the Interests, when issued in accordance with the terms of the CIP Plan and the ESP Plan, as the case may be, will be legally issued, fully paid and non-assessable and will constitute the binding obligations of the CIP Plan and the ESP Plan, as the case may be.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

                                    Very truly yours,



                                    /s/ Hunton & Williams